Exhibit 99.1

LabStyle Innovations Raises $1.6 Million in a Non-Brokered

Private Placement Financing

Proceeds to fund manufacturing, sales and marketing programs for LabStyle’s DarioTM as well as ongoing FDA efforts

CAESAREA, Israel – February 25, 2015 /PRNewswire/ – LabStyle Innovations Corp. (OTCQB:DRIO), developer of the Dario™ Diabetes Management Solution, today announced that it raised $1.6 million in a private placement offering consisting of shares of common stock and warrants. No placement agent was used for this financing.

LabStyle intends to use the net proceeds from the offering to fund continuing manufacturing and sales efforts in existing and new markets and to continue ongoing regulatory work associated with its pending FDA 510(k) application for Dario™, as well as for general working capital.

The investors were all institutional or accredited investors. Pertinent terms of the financing are:

•	LabStyle issued 9,064,222 shares of common stock at $0.18 per share, representing a 5.9% premium to the closing price of LabStyle’s publicly traded common stock on February 24, 2015. Such price is not subject to any future adjustments.

•	Investors were also issued two warrants exercisable for an aggregate of 4,532,114 shares of common stock (or 50% warrant coverage, or 25% coverage for each warrant) as follows: one warrant carries an exercise price per share $0.24 an expires on the nine month anniversary of the closing, and the second warrant carries an exercise price per share $0.30 and expires on the 36-month anniversary of the closing. This second warrant is callable by LabStyle for nominal consideration if LabStyle’s common stock maintains a closing price of $0.80 per share for 20 consecutive trading days. The exercise price of these warrants is not subject to any price-based anti-diltuion protection.

Erez Raphael, president and chief executive officer of LabStyle, stated “We are very pleased to have accomplished this financing, as it allows us to continue our efforts to introduce the world to our revolutionary Dario diabetes management platform that we believe creates the potential to improve diabetic patient care. Our 2014 soft launch provided us with excellent feedback from patients, and we are now confident that Dario has the potential to make a real difference in lives of diabetic patients and help them stabilize and improve their medical condition.”

Zvi Ben-David, chief financial officer of LabStyle, who participated in this round as an investor, stated “This financing helps us to continue our regulatory and marketing efforts during 2015. In addition, the structure of the 9 month warrant also provides us with the potential of some additional funding during this year. In the near term, we will use this funding to continue to improve operating efficiencies and cost reductions as we seek to continue or sales efforts with Dario and complete our regulatory clearance efforts with FDA”

LabStyle separately announced that Dr. Peter Kash, who was appointed as member of the company’s board of directors in November 2014, will be resigning from the board due to increased schedule demands from his other commitments and will join LabStyle’s advisory board, were he will continue to contribute his extensive knowledge and experience to LabStyle.

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Further details of the financing will be available in a Current Report on Form 8-K to be filed by LabStyle with the Securities and Exchange Commission.

About LabStyle Innovations Corp.

LabStyle Innovations Corp. (OTCQB:DRIO) develops and commercializes patented technology providing consumers with laboratory-testing capabilities using smart mobile devices. LabStyle's flagship product is the Dario™ Diabetes Management Solution. Dario™ received CE mark certification in September 2013 and began a world rollout in select countries in December 2013. LabStyle filed a Premarket Notification Application, also known as a 510(k), with the US Food and Drug Administration (FDA) for the Dario™ smart meter (Dario™ Blood Glucose Monitoring System) in December 2013. LabStyle is pursuing patent applications in multiple areas covering the specific processes related to blood glucose level measurement as well as more general methods of rapid tests of body fluids using mobile devices and cloud-based services. For more information: www.mydario.com and http://mydario.investorroom.com.

Cautionary Note Regarding Forward-Looking Statements

This news release and the statements of representatives and partners of LabStyle Innovations Corp. (the “Company”) related thereto contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “plan,” “project,” “potential,” “seek,” “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect the Company’s actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release. Factors that may affect the Company’s results include, but are not limited to, regulatory approvals, product demand, market acceptance, impact of competitive products and prices, product development, commercialization or technological difficulties, the success or failure of negotiations and trade, legal, social and economic risks, and the risks associated with the adequacy of existing cash resources. Additional factors that could cause or contribute to differences between the Company’s actual results and forward-looking statements include, but are not limited to, those risks discussed in the Company’s filings with the U.S. Securities and Exchange Commission. Readers are cautioned that actual results (including, without limitation, the results of the financing described herein and the timing for and results of the Company’s commercial and regulatory plans for Dario™ as described herein) may differ significantly from those set forth in the forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

© LabStyle Innovations Corp.

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